Exhibit 10.2
Agreement
May 31, 2006
Between:
West Peak Ventures of Canada Ltd., a body corporate having an office in Vancouver, British Columbia (hereinafter referred to as “West Peak”)
- and -
Township Petroleum Corporation, a body corporate having an office in Calgary, Alberta (hereinafter referred to as “Township”)
     Whereas West Peak has negotiated a Share Purchase Agreement effective as of May 31, 2006 with the shareholders of Stripper Energy Services Inc. (“Stripper”) to purchase all of the issued and outstanding shares of Stripper (“Share Purchase Agreement”), a draft copy of which is attached hereto;
     And Whereas West Peak has entered into the Share Purchase Agreement as agent and on behalf of Township;
     And Whereas the parties have agreed to enter into this Agreement to set forth the terms and conditions relating to the entering of the Share Purchase Agreement by West Peak on behalf of Township;
     Now Therefore this Agreement witnesseth that in consideration of the premises and the respective covenants and agreements of the parties hereinafter set forth, the parties hereby covenant and agree with one another as follows:
ARTICLE 1
Interpretation and Definitions
1.1 In this Agreement the words and phrases which are defined terms in the Share Purchase Agreement shall have the same meanings in this Agreement as set forth in the Share Purchase Agreement and in addition thereto the following words and phrases shall have the following meanings:
     "Indemnified Parties” means West Peak and its affiliates, directors, officers, employees and assigns.
ARTICLE 2
Agreement
2.1 The parties agree that West Peak has entered into the Share Purchase Agreement as agent and on behalf of Township and that after execution of the Share Purchase Agreement, the Escrow Agreement and payment of the Deposit to the Vendors’ Representative, West Peak will use its reasonable best efforts to assign its interest in the Share Purchase Agreement to Township. If West Peak is unable to assign its interest in the Share Purchase Agreement to Township it will hold the Share Purchase Agreement in trust for Township.
2.2 The parties acknowledge that the Deposit for payment to the shareholders has been paid by Township to Macleod Dixon LLP, in trust, and Township will authorize Macleod Dixon LLP to pay the Deposit to the Vendors’ Representative on execution of the Share Purchase Agreement and the Escrow Agreement.
2.3 If West Peak is unable to assign the Share Purchase Agreement to Township then Township will instruct West Peak with respect to actions to be taken under the Share Purchase Agreement.
2.4 Township will reimburse West Peak for all of its out of pocket costs relating to the purchase of the shares of Stripper.
ARTICLE 3
Indemnity
3.1 Township hereby indemnifies and agrees to hold harmless the Indemnified Parties from and against any and all losses, expenses, damages and other liabilities of any nature whatsoever (including legal expenses on a solicitor and his or her own client basis) (collectively the "Claims”) suffered or incurred by them as a direct or indirect result of, or arising in connection with the Share Purchase Agreement including, without limitation, the due diligence conducted with respect to Stripper and its shareholders and the negotiation, finalization and execution of the Share Purchase Agreement.
ARTICLE 4
Miscellaneous
4.1 The address for notices of each of the parties as follows:

West Peak:	West Peak Ventures of Canada Ltd.
420 — 475 Howe Street
Vancouver BC V6C 2B3
Fax: (604) 606-7980

Township:	Township Petroleum Corporation
c/o 420 — 475 Howe Street
Vancouver BC V6C 2B3
Fax: (604) 606-7980
Attn: George Orr

with a fax copy to Ron Phillips
Fax: (203)
Any of the parties hereto may from time to time change its address for service herein by giving written notice to the other parties hereto. Any notice may be served by personal service upon a party hereto or by mailing the same by prepaid post in a properly addressed envelope addressed to the party hereto at its address for service hereunder. Any notice given by service upon a party hereto shall be deemed to be given on the date of such service and any notice given by mail shall be received by the addressee when actually received. Any notice may be served by instantaneous electronic means to the number for notice herein set forth. Any notice given by service upon a party and any notice given by instantaneous electronic means shall be deemed to be given to and received by the addressee on the day (except Saturdays, Sundays, statutory holidays and days which the offices of the addressee are closed for business) of service or after the sending thereof with appropriate answerback acknowledgment, provided it was sent before 2:00 p.m.; otherwise it shall be deemed to be received the next following business day.
4.2 The parties will execute and deliver all such further documents and instruments and do all acts and things as may be necessary or convenient to carry out the full intent and meaning of and to effect the transactions contemplated by this Agreement.
4.3 This Agreement is the entire agreement between the parties hereto in respect of the Share Purchase Agreement and there are no warranties, representations, terms, conditions or collateral agreements, expressed or implied, statutory or otherwise, other than expressly set forth in this Agreement.
4.4 This Agreement shall be governed by and construed in accordance with the laws of Alberta, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of Alberta in any proceeding hereunder.
4.5 This Agreement may be executed in counterpart and all counterparts together shall constitute good and valid execution.
4.6 This Agreement will enure to the benefit of and be binding upon the parties hereto, and their respective heirs, administrators, executors, successors and permitted assigns.
IN WITNESS WHEREOF the parties have caused this Agreement to be executed under seal as of the day and year above written.

West Peak Ventures of Canada Ltd.
Per:

Township Petroleum Corporation
Per: